Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS

SECOND QUARTER 2022 RESULTS

HOUSTON – July 27, 2022 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net loss of $3.1 million ($0.10 diluted loss per share) for the second quarter ended June 30, 2022.  Excluding non-recurring items, adjusted net loss was $0.9 million ($0.03 diluted loss per share).

Second Quarter 2022 Highlights

●Operating loss was $2.8 million for the second quarter of 2022 compared to operating income of $5.6 million for the second quarter of 2021.

●Net loss was $3.1 million ($0.10 diluted loss per share) for the second quarter of 2022 compared to net income of $3.5 million ($0.11 diluted earnings per share) for the second quarter of 2021.

●The second quarter 2022 net loss included $0.8 million ($0.03 loss per diluted share) of non-recurring items and $1.4 million ($0.04 per diluted share) of tax impact from valuation allowances. Second quarter 2022 adjusted net loss was $0.9 million ($0.03 diluted loss per share).  (Please see page 7 of this release for an explanation of adjusted net loss, adjusted loss per share and a reconciliation to the nearest GAAP measure).

●EBITDA, adjusted to exclude the impact of the aforementioned non-recurring items, was $5.7 million in the second quarter of 2022, which compares to adjusted EBITDA of $7.4 million for the second quarter of 2021. (Please see page 8 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure).

●Backlog at the end of the second quarter was $603.2 million on a second quarter book-to-bill of 1.00x.

“I want to thank the entire team for embracing the changes and new expectations that are being set”, stated Austin Shanfelter, Orion’s Interim Chief Executive Officer.  “I appreciate the actions that are underway and needed to provide a successful path forward.”

Mr. Shanfelter continued, “As we endeavor to conclude the onboarding of leadership, the steps we are taking now enhances the foundation for success of the new leadership team.  These steps include:

●Company-wide focus to obtain margin improvements on all projects
●Ensuring the ability to capture all cost escalations
●Downsizing unproductive markets
●Monetizing real estate
●Improving liquidity
●Increasing project wins from negotiations, not just low bidding
●Onboarding new management”

Consolidated Results for Second Quarter 2022 Compared to Second Quarter 2021

●	Contract revenues were $194.6 million, an increase of $48.7 million or 33.4% as compared to $145.9 million. The increase was primarily driven by higher volume in the concrete segment and the start up on large jobs awarded in the second half of 2021 in the marine segment.

●	Gross profit was $14.3 million, as compared to $12.3 million. Gross profit margin was 7.4%, as compared to 8.4%. The increase in gross profit dollars was primarily driven by efficiencies in equipment and labor utilization and a change in the mix of work in the marine segment in the current period, partially offset by unabsorbed indirect expenses in the concrete segment. The decrease in gross profit percentage was primarily driven by additional costs in the concrete segment as a result of project performance and conditions and a change in the mix of work in the current period partially offset by the impact from change orders recognized related to work primarily recognized in previous periods.

●	Selling, General, and Administrative expenses were $17.2 million, as compared to $13.7 million. As a percentage of total contract revenues, SG&A expenses decreased from 9.3% to 8.9%, primarily due to higher revenues in the current period. The increase in SG&A dollars was driven primarily by severance, consulting fees related to the management transition, property tax true-ups in the current year period and as a result of a true-up reducing bonus expense in the prior year period.

●	Operating loss was $2.8 million as compared to operating income of $5.6 million in the prior year period.

●	EBITDA was $3.3 million, representing a 1.7% EBITDA margin, as compared to EBITDA of $12.1 million, or an 8.3% EBITDA margin. When adjusted for non-recurring items, adjusted EBITDA for the second quarter of 2022 was $5.7 million, representing a 2.9% adjusted EBITDA margin, as compared to adjusted EBITDA for the second quarter of 2021 of $7.4 million, representing a 5.1% adjusted EBITDA margin. (Please see page 8 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure).

Backlog

Backlog of work under contract as of June 30, 2022 was $603.2 million, which compares with backlog of work under contract as of June 30, 2021, of $394.4 million. The second quarter 2022 ending backlog was composed of $281.0 million in the marine segment, and $322.2 million in the concrete segment. At the end of the second quarter 2022, the Company had approximately $2.5 billion worth of bids outstanding, including successful bids on approximately $153 million of projects,  subsequent to the end of the second quarter of 2022, of which approximately $149 million pertains to the marine segment and approximately $4 million to the concrete segment.

“During the second quarter, we converted to backlog approximately $194 million of the approximately $1.8 billion of work on which we bid,” continued Mr. Shanfelter.  “This resulted in a 1.00 times book-to-bill ratio and a win rate of 10.8%. In the marine segment, we bid on approximately $671 million during the second quarter 2022 and were successful on approximately $46 million, representing a win rate of 6.8% and a book-to-bill ratio of 0.56 times. In the concrete segment we bid on approximately $1.1 billion of work and were awarded approximately $148 million, representing a win rate of 13.2% and a book-to-bill ratio of 1.32 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the second quarter 2022 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, July 28, 2022. To listen to the call live, dial 800-715-9871 in the US and Canada or 646-307-1963 in the US and ask for the Orion Group Holdings Conference Call. To listen to the call via the Internet, please visit https://edge.media-server.com/mmc/p/eywdkzdf. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call may be accessed for approximately 30 days after the call at Orion Group Holdings' website.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share are not an alternative to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes impairs a meaningful comparison of operating results. The Company believes these adjusted financial measures are a useful adjunct to earnings/loss calculated in accordance with GAAP because management uses adjusted net income/loss available to common stockholders to evaluate the Company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and

Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, the effects of the ongoing COVID-19 pandemic, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's Annual Report on Form 10-K, filed on March 7, 2022, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:
Orion Group Holdings Inc.
Francis Okoniewski, VP Investor Relations
(346) 616-4138
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Contract revenues	194,575	145,875	369,506	299,184
Costs of contract revenues	180,244	133,574	342,359	271,428
Gross profit	14,331	12,301	27,147	27,756
Selling, general and administrative expenses	17,233	13,715	33,403	28,345
Amortization of intangible assets	310	381	620	761
Gain on disposal of assets, net	(364)	(7,361)	(1,173)	(8,971)
Operating (loss) income	(2,848)	5,566	(5,703)	7,621
Other (expense) income:
Other income	55	72	99	109
Interest income	16	25	35	51
Interest expense	(958)	(2,943)	(1,698)	(3,983)
Other expense, net	(887)	(2,846)	(1,564)	(3,823)
(Loss) income before income taxes	(3,735)	2,720	(7,267)	3,798
Income tax (benefit) expense	(681)	(810)	643	(660)
Net (loss) income	$(3,054)	$3,530	$(7,910)	$4,458

Basic (loss) earnings per share	$(0.10)	$0.12	$(0.26)	$0.15
Diluted (loss) earnings per share	$(0.10)	$0.11	$(0.26)	$0.15
Shares used to compute (loss) income per share:
Basic	30,949,298	30,671,952	30,960,277	30,569,284
Diluted	30,949,298	30,702,151	30,960,277	30,601,669

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended March 31,
	2022		2021
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$52,280	63.5%	$44,667	69.9%
Private sector	30,039	36.5%	19,275	30.1%
Marine segment total	$82,319	100.0%	$63,942	100.0%
Concrete segment
Public sector	$7,505	6.7%	$6,500	7.9%
Private sector	104,751	93.3%	75,433	92.1%
Concrete segment total	$112,256	100.0%	$81,933	100.0%
Total	$194,575		$145,875

Operating income (loss)
Marine segment	$2,516	3.1%	$8,606	13.5%
Concrete segment	(5,364)	(4.8)%	(3,040)	(3.7)%
Total	$(2,848)		$5,566

	Six months ended June 30,
	2022		2021
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$109,588	65.7%	$86,336	63.4%
Private sector	57,211	34.3%	49,752	36.6%
Marine segment total	$166,799	100.0%	$136,088	100.0%
Concrete segment
Public sector	$12,998	6.4%	$11,279	6.9%
Private sector	189,709	93.6%	151,817	93.1%
Concrete segment total	$202,707	100.0%	$163,096	100.0%
Total	$369,506		$299,184

Operating income (loss)
Marine segment	$4,356	2.6%	$11,454	8.4%
Concrete segment	(10,059)	(5.0)%	(3,833)	(2.4)%
Total	$(5,703)		$7,621

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Net (loss) income	$(3,054)	$3,530	$(7,910)	$4,458
One-time charges and the tax effects:
ERP implementation	323	853	1,229	1,439
Professional fees related to management transition	394	—	808	—
Severance	867	—	940	—
Costs related to debt extinguishment	—	2,062	—	2,062
Net gain on Tampa property sale	—	(6,767)	—	(6,767)
Tax rate applied to one-time charges (1)	(809)	886	(96)	751
Total one-time charges and the tax effects	775	(2,966)	2,881	(2,515)
Federal and state tax valuation allowances	1,362	1,121	878	970
Adjusted net (loss) income	$(917)	$1,685	$(4,151)	$2,913
Adjusted EPS	$(0.03)	$0.05	$(0.13)	$0.10

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Net (loss) income	$(3,054)	$3,530	$(7,910)	$4,458
Income tax expense	(681)	(810)	643	(660)
Interest expense, net	942	2,918	1,663	3,932
Depreciation and amortization	6,098	6,429	12,361	12,915
EBITDA (1)	3,305	12,067	6,757	20,645
Stock-based compensation	794	1,245	1,164	1,628
ERP implementation	323	853	1,229	1,439
Professional fees related to management transition	394	—	808	—
Severance	867	—	940	—
Net gain on Tampa property sale	—	(6,767)	—	(6,767)
Adjusted EBITDA(2)	$5,683	$7,398	$10,898	$16,945
Operating income margin	(1.4)%	3.8%	(1.6)%	2.5%
Impact of depreciation and amortization	3.1%	4.4%	3.4%	4.5%
Impact of stock-based compensation	0.4%	0.9%	0.3%	0.5%
Impact of ERP implementation	0.2%	0.6%	0.3%	0.5%
Impact of professional fees related to management transition	0.2%	—%	0.2%	—%
Impact of severance	0.4%	—%	0.3%	—%
Impact of net gain on Tampa property sale	—%	(4.6)%	—%	(2.3)%
Adjusted EBITDA margin(2)	2.9%	5.1%	2.9%	5.7%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating (loss) income	2,516	8,606	(5,364)	(3,040)
Other income (expense), net	55	72	—	—
Depreciation and amortization	4,236	4,322	1,862	2,107
EBITDA (1)	6,807	13,000	(3,502)	(933)
Stock-based compensation	768	1,219	26	26
ERP implementation	117	379	206	474
Professional fees related to management transition	165	—	229	—
Severance	867	—	—	—
Net gain on Tampa property sale	—	(6,767)	—	—
Adjusted EBITDA(2)	$8,724	$7,831	$(3,041)	$(433)
Operating income margin	3.2%	13.5%	(4.8)%	(3.7)%
Impact of other income (expense), net	—%	—%	—%	—%
Impact of depreciation and amortization	5.1%	6.8%	1.7%	2.6%
Impact of stock-based compensation	0.9%	1.9%	—%	—%
Impact of ERP implementation	0.1%	0.6%	0.2%	0.6%
Impact of professional fees related to management transition	0.2%	—%	0.2%	—%
Impact of severance	1.1%	—%	—%	—%
Impact of net gain on Tampa property sale	—%	(10.6)%	—%	—%
Adjusted EBITDA margin (2)	10.6%	12.2%	(2.7)%	(0.5)%

	Marine		Concrete
	Six months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating income (loss)	4,356	11,454	(10,059)	(3,833)
Other income (expense), net	99	109	—	—
Depreciation and amortization	8,559	8,680	3,802	4,235
EBITDA (1)	13,014	20,243	(6,257)	402
Stock-based compensation	1,111	1,570	53	58
ERP implementation	555	655	674	784
Professional fees related to management transition	365	—	443	—
Severance	940	—	—	—
Net gain on Tampa property sale	—	(6,767)	—	—
Adjusted EBITDA (2)	$15,985	$15,701	$(5,087)	$1,244
Operating income margin	2.6%	8.4%	(5.0)%	(2.4)%
Impact of other income (expense), net	0.1%	—%	—%	—%
Impact of depreciation and amortization	5.1%	6.4%	1.9%	2.6%
Impact of stock-based compensation	0.7%	1.2%	0.1%	0.1%
Impact of ERP implementation	0.3%	0.5%	0.3%	0.5%
Impact of ISG initiative	0.2%	—%	0.2%	—%
Impact of severance	0.6%	—%	—%	—%
Impact of net gain on Tampa property sale	—%	(5.0)%	—%	—%
Adjusted EBITDA margin (2)	9.6%	11.5%	(2.5)%	0.8%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Net (loss) income	$(3,054)	$3,530	$(7,910)	$4,458
Adjustments to remove non-cash and non-operating items	8,018	2,609	15,069	9,504
Cash flow from net (loss) income after adjusting for non-cash and non-operating items	4,964	6,139	7,159	13,962

Change in operating assets and liabilities (working capital)	(3,348)	(3,982)	4,517	(2,687)
Cash flows provided by operating activities	$1,616	$2,157	$11,676	$11,275
Cash flows (used in) provided by investing activities	$(4,148)	$19,690	$(6,958)	$20,462
Cash flows provided by (used in) financing activities	$3,895	$(24,079)	$(8,922)	$(30,916)

Capital expenditures (included in investing activities above)	$(4,478)	$(3,097)	$(8,001)	$(4,715)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months ended June 30,
	2022	2021
Cash flows from operating activities
Net (loss) income	$(7,910)	$4,458
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	10,815	11,313
Amortization of ROU operating leases	2,459	2,794
Amortization of ROU finance leases	1,546	1,602
Write-off of debt issuance costs upon debt modification	—	790
Amortization of deferred debt issuance costs	161	429
Deferred income taxes	41	(81)
Stock-based compensation	1,164	1,628
Gain on disposal of assets, net	(1,173)	(8,971)
Allowance for credit losses	56	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(23,158)	5,147
Income tax receivable	(73)	(682)
Inventory	(664)	277
Prepaid expenses and other	5,050	337
Contract assets	1,511	9,159
Accounts payable	25,363	(3,754)
Accrued liabilities	(2,266)	(5,290)
Operating lease liabilities	(2,317)	(2,571)
Income tax payable	192	(538)
Contract liabilities	879	(4,772)
Net cash provided by operating activities	11,676	11,275
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,043	24,737
Purchase of property and equipment	(8,001)	(4,715)
Insurance claim proceeds related to property and equipment	—	440
Net cash (used in) provided by investing activities	(6,958)	20,462
Cash flows from financing activities:
Borrowings on credit	5,000	20,000
Payments made on borrowings on credit	(11,742)	(49,086)
Loan costs from Credit Facility	(611)	—
Payments of finance lease liabilities	(1,472)	(1,675)
Purchase of vested stock-based awards	(97)	(241)
Exercise of stock options	—	86
Net cash used in financing activities	(8,922)	(30,916)
Net change in cash and cash equivalents	(4,204)	821
Cash and cash equivalents at beginning of period	12,293	1,589
Cash and cash equivalents at end of period	$8,089	$2,410

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,089	12,293
Accounts receivable:
Trade, net of allowance for credit losses of $380 and $323, respectively	102,767	88,173
Retainage	49,907	41,379
Income taxes receivable	478	405
Other current	3,321	17,585
Inventory	1,801	1,428
Contract assets	27,018	28,529
Prepaid expenses and other	4,012	8,142
Total current assets	197,393	197,934
Property and equipment, net of depreciation	104,307	106,654
Operating lease right-of-use assets, net of amortization	16,039	14,686
Financing lease right-of-use assets, net of amortization	17,096	14,561
Inventory, non-current	5,709	5,418
Intangible assets, net of amortization	7,936	8,556
Deferred income tax asset	22	41
Other non-current	2,980	3,900
Total assets	$351,482	$351,750
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$32,184	$39,141
Accounts payable:
Trade	72,979	48,217
Retainage	1,327	923
Accrued liabilities	23,059	38,594
Income taxes payable	793	601
Contract liabilities	27,877	26,998
Current portion of operating lease liabilities	4,589	3,857
Current portion of financing lease liabilities	3,876	3,406
Total current liabilities	166,684	161,737
Long-term debt, net of debt issuance costs	859	259
Operating lease liabilities	12,308	11,637
Financing lease liabilities	12,472	10,908
Other long-term liabilities	17,713	18,942
Deferred income tax liability	191	169
Interest rate swap liability	—	—
Total liabilities	210,227	203,652
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 31,966,815 and 31,712,457 issued; 31,255,584 and 31,001,226 outstanding at June 30, 2022 and December 31, 2021, respectively	320	317
Treasury stock, 711,231 shares, at cost, as of June 30, 2022 and December 31, 2021, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	—	—
Additional paid-in capital	186,945	185,881
Retained loss	(39,470)	(31,560)
Total stockholders’ equity	141,255	148,098
Total liabilities and stockholders’ equity	$351,482	$351,750